Exhibit 99.1

CIFC CORP.	Investor Relations
250 Park Avenue	Investor@CIFC.COM
New York, NY 10177	(646) 367-6633
NASDAQ: CIFC

CIFC Corp. Announces Fourth Quarter and Full Year 2013 Results and a Quarterly Dividend

NEW YORK, March 24, 2014 - CIFC Corp. (NASDAQ: CIFC) (“CIFC” or the “Company”) today announced its results for the fourth quarter and year ended December 31, 2013.

Highlights

•
Economic Net Income (“ENI”, a non-GAAP measure) for the fourth quarter and full year 2013 was $13.0 million and $41.9 million(1), respectively, compared to $12.4 million and $22.2 million(1) for the fourth quarter and full year of the prior year, respectively.

•
GAAP net income (loss) for the fourth quarter and full year 2013 was $4.9 million and $23.4 million, respectively, as compared to $(2.5) million(2) and $(8.7) million(2) for the same period in the prior year, respectively.

•
Fee Earning Assets Under Management ("Fee Earning AUM" or "AUM") from loan-based products totaled $12.0 billion as of December 31, 2013 as compared to $11.8 billion as of December 31, 2012 and $12.3 billion as of September 30, 2013.

◦	During the fourth quarter, the Company sponsored the issuance of one new CLO and increased subscriptions to other loan-based products that represented approximately $607.6 million of new AUM.

◦	During 2013, the Company sponsored the issuance of five new CLOs and increased subscriptions to other loan-based products that represented approximately $3.0 billion of new AUM .

•	CIFC was voted CLO Manager of the Year - Americas by Private Debt Investor in its inaugural annual awards.

•	Subsequent to year end, the Company sponsored the issuance of one new CLO that represents approximately $600 million of new loan-based AUM.

•	CIFC declares a cash dividend of $0.10 per share. The dividend will be paid on April 25, 2014 to shareholders of record as of the close of business on April 4, 2014.

Executive Overview

2013 was an important year for CIFC as we started repositioning the Company from a monoline CLO manager to a broad based U.S. credit manager. CIFC now also manages multiple credit funds and separately managed accounts with aggregate AUM of greater than $1.0 billion. During 2013, we invested $25.0 million to seed two new credit funds. We saw growth in all revenue categories, especially incentive fees, which reflects continued strong performance relative to fund return targets, particularly for the CIFC family of CLOs. New CLO issuance has continued at a robust pace while AUM was relatively flat due to the high runoff rate of legacy CLOs driven by very high loan refinancing volumes and its impact on older, amortizing CLOs and calls.

Explanatory Notes:
(1) Prior year ENI has been adjusted to make it consistent with current year ENI by excluding investment advisory fees attributable to non-core investment products (i.e. Legacy ABS and Corporate Bond collateralized debt obligations ("non-core")).
(2) Amounts in the prior year have been restated to reflect immaterial adjustments identified in the current year.

Selected Financial Metrics
(In thousands, except per share data) (unaudited)

NON-GAAP FINANCIAL MEASURES (1)	4Q'13	4Q'12	% Change vs. 4Q'12	YTD '13	YTD '12	% Change vs. YTD'12
Management Fees - Senior	$5,810	$4,750	22%	$21,817	$16,969	29%
Management Fees - Subordinated	8,945	7,730	16%	33,745	29,533	14%
Incentive fees	4,173	1,331	214%	16,272	2,490	553%
Total Investment Advisory Fees	18,928	13,811	37%	71,834	48,992	47%
Net Investment Income	7,631	8,823	(14)%	16,243	13,377	21%
Total ENI Revenues	26,559	22,634	17%	88,077	62,369	41%
Compensation and benefits	7,519	4,331	74%	26,572	20,810	28%
Other operating expenses	4,524	4,461	1%	13,720	13,463	2%
Corporate interest expense	1,471	1,490	(1)%	5,865	5,912	(1)%
Total ENI Expenses	13,514	10,282	31%	46,157	40,185	15%
ENI (1)	$13,045	$12,352	6%	$41,920	$22,184	89%
ENI per share - basic	$0.63	$0.59	7%	$2.02	$1.09	85%
ENI per share - diluted (2) (3)	$0.54	$0.53	2%	$1.76	$1.04	69%
ENI Weighted average shares outstanding - basic	20,795	20,816	—%	20,801	20,356	2%
ENI Weighted average shares outstanding - diluted (3)	25,947	24,948	4%	25,737	24,488	5%

NON-GAAP FINANCIAL MEASURES (1)	4Q'13	4Q'12	% Change vs. 4Q'12	YTD '13	YTD '12	% Change vs. YTD'12
EBIT (4)	$14,516	$13,842	5%	$47,785	$28,096	70%
EBITDA (5)	$14,720	$14,007	5%	$48,519	$28,585	70%
EBITDA Margin (6)	55%	62%	(7)%	55%	46%	9%
Fee Related EBITDA Margin (6)	37%	38%	(1)%	45%	31%	14%
ENI Margin (6)	49%	55%	(6)%	48%	36%	12%

NON-GAAP FINANCIAL MEASURES - AUM	12/31/2013	9/30/2013	% Change vs. 9/30/2013	12/31/2012	% Change vs. 12/31/12
Fee Earning AUM from loan-based products (7)	$12,045,859	$12,280,555	(2)%	$11,844,898	2%

SELECTED GAAP RESULTS	4Q'13	4Q'12	% Change vs. 4Q'12	YTD '13	YTD '12	% Change vs. YTD'12
Total net revenues	$1,831	$2,650	(31)%	$8,733	$10,922	(20)%
Total expenses	$19,828	$17,322	14%	$61,970	$60,841	2%
Net income (loss) attributable to CIFC Corp. (8)	$4,891	$(2,484)	n/m	$23,371	$(8,699)	n/m
Earnings (loss) per share - basic (8)	$0.24	$(0.12)	n/m	$1.12	$(0.43)	n/m
Earnings (loss) per share - diluted (2) (8)	$0.21	$(0.12)	n/m	$0.98	$(0.43)	n/m
Weighted average shares outstanding - basic	20,795	20,816	—%	20,801	20,356	2%
Weighted average shares outstanding - diluted	25,947	20,816	25%	25,737	20,356	26%

Explanatory Notes:

(1)
See Appendix for a detailed description of these non-GAAP measures and reconciliations from net income (loss) attributable to CIFC Corp. to non-GAAP measures. Prior year ENI has been adjusted to make it consistent with current year ENI by excluding investment advisory fees attributable to non-core investment products (i.e.: Legacy ABS and Corporate Bond collateralized debt obligations ("non-core")).

(2)	The numerator in the dilution calculation has been adjusted to add-back the effect of convertible note interest charges (before taxes for ENI and after taxes for GAAP).

(3)
GAAP weighted average shares outstanding was used as ENI weighted average shares outstanding for the current year. For the three months and year ended December 31, 2012, ENI weighted average shares outstanding included an adjustment for the dilution of convertible notes as they were anti-dilutive under GAAP.

(4)	EBIT is ENI before corporate interest expense. See Appendix.

(5)	EBITDA is EBIT before depreciation of fixed assets. See Appendix.

(6)
EBITDA Margin is EBITDA divided by Total ENI Revenue. Fee Related EBITDA Margin is EBITDA less Net Investment Income divided by Total Investment Advisory Fees. ENI Margin is ENI divided by Total ENI Revenue.

(7)
Amount excludes Fee Earning AUM attributable to non-core products of $0.8 billion, $1.1 billion and $2.5 billion as of December 31, 2013, September 30, 2013 and December 31, 2012, respectively. Fee Earning AUM attributable to non-core products are expected to continue to decline as these funds run-off per their contractual terms.

(8)	Amounts in the prior year have been restated to reflect immaterial adjustments identified in the current year.

Fourth Quarter Overview
CIFC reported ENI of $13.0 million for the fourth quarter of 2013, as compared to $12.4 million for the same period in the prior year. On December 18, 2013, the Company entered into a multi-year employment contract with Peter Gleysteen to serve as Vice Chairman of the Company's Board of Directors and a senior adviser to the Company; the agreement accelerated the vesting of his stock option awards which resulted in an additional $1.8 million of compensation and benefits expense recognized during the fourth quarter of 2013. Excluding this accelerated compensation cost, ENI increased period to period by $2.4 million or 19.4% primarily driven by higher management and incentive fees. Incentive fees increased as (i) the Company earned 50% of incentive fees realized on legacy CIFC CLOs (previously, all incentive fees were paid to CIFC Parent Holdings LLC ("CIFC Parent") in connection with the 2011 merger) and (ii) more CLOs reached their incentive hurdles compared to the same period in the prior year. Management fees increased from the same period in the prior year as the Company earned revenues on new CLOs and funds sponsored since the fourth quarter of 2012. These revenue increases were partially offset by (i) decreases in management fees from certain legacy CLOs that are maturing pursuant to their contractual terms and (ii) increases in compensation costs to support the growth and diversification of the business.

CIFC reported GAAP net income attributable to CIFC Corp. of $4.9 million for the fourth quarter of 2013, as compared to $(2.5) million in the same period of the prior year. GAAP operating results increased by $7.4 million from the prior year period due to the $0.6 million increase noted above (see Non-GAAP Financial Measures section for a reconciliation between GAAP and Non-GAAP ENI). In addition, GAAP operating results increased by $6.8 million primarily due to (i) a $5.0 million reduction in tax expense during the current quarter, (ii) a $2.1 million increase in net gains from contingent liabilities due to changes in the expected performance of certain CLOs, (iii) the absence of restructuring charges of which the Company incurred $2.0 million in the fourth quarter of the prior year and (iv) a reduction in total non-cash compensation of $0.5 million related to profits interests granted by CIFC Parent in June 2011. These gains were partially offset by a $1.1 million reduction in revenues from fee sharing (GAAP presents fees gross of fee sharing) and non-core revenues, as well as an increase in intangible impairment and amortization costs of $1.8 million as we determined the carrying value of our non-core investment products was no longer recoverable.

Fiscal Year Overview
CIFC reported ENI of $41.9 million for the year ended December 31, 2013, as compared to $22.2 million for the prior year. ENI increased year over year by $19.7 million or 89% (and $21.5 million or 97%, excluding from current year ENI the $1.8 million accelerated compensation cost as noted above), primarily driven by higher management and incentive fees. Incentive fees increased as (i) the Company earned 50% of incentive fees realized on legacy CIFC CLOs (previously, all incentive fees were paid to CIFC Parent in connection with the 2011 merger) and (ii) more CLOs reached their incentive hurdles in the current year. Management fees increased from the prior year as the Company earned revenues on new CLOs and funds sponsored since the fourth quarter of 2012. In addition, net investment income increased as we realized more gains in 2013 from our warehouse investments compared to the prior year. These revenue increases were partially offset by (i) decreases in management fees from certain legacy CLOs that are maturing pursuant to their contractual terms and (ii) increases in compensation costs to support the continued growth and diversification of the business.

CIFC reported GAAP net income attributable to CIFC Corp. of $23.4 million for the year ended 2013, as compared to $(8.7) million in the same period of the prior year. GAAP operating results increased by $32.1 million from the prior year primarily due to the $19.7 million increase noted above (see Non-GAAP Financial Measures section for a reconciliation between GAAP and Non-GAAP ENI). In addition, GAAP operating results increased by $12.4 million due to (i) a $13.7 million increase in net gains from contingent liabilities primarily related to the absence of $11.5 million of losses recognized in the prior year as we expected better performance on our fee sharing CLOs, (ii) the absence of restructuring charges related to the Merger with Legacy CIFC of $7.3 million in the prior year, (iii) an increase of $5.6 million in revenue related to incentive fees realized on legacy CIFC CLOs (GAAP presents fees gross, before fee sharing) and (iv) a reduction in total intangible impairment and amortization costs of $1.3 million. These gains were offset by increases in (i) income tax expense of $8.0 million, (ii) non-cash compensation of $3.8 million primarily related to profits interests granted by CIFC Parent in June 2011 and (iii) a reduction in total strategic transaction gains of $3.7 million, primarily related to the sale of Gillespie CLO PLC in January 2012.

Fee Earning AUM
Investment advisory fees earned from investment products the Company manages on behalf of third party investors are the Company's primary source of revenue. These fees typically consist of senior and subordinated management fees based on a percentage of the investment product's assets and, in some cases, incentive fees based on the returns the Company generates for investors in the products. Incentive fees are generally paid to the Company as funds mature when the relevant incentive return hurdles and certain other restrictions have been met.

The Company's total loan-based Fee Earning AUM was approximately $12.0 billion as of December 31, 2013. During the fourth quarter, the Company sponsored the issuance of one new CLO, increased subscriptions to other loan-based products and launched two new credit funds, increasing Fee Earning AUM by approximately $607.6 million. New AUM was offset by the call of CIFC Funding 2007-IV, Ltd. (AUM of $303.4 million) and declines in Fee Earning AUM for certain CLOs which have reached the end of their contractual reinvestment periods, after which capital is returned to investors as the loan assets underlying the CLOs repay principal.

During the year, total Fee Earning AUM increased by approximately $3.0 billion as the Company (i) sponsored the issuance of five new CLOs, (ii) entered into management agreements for separately managed accounts, (iii) launched two credit funds and (iv) increased subscriptions to its existing credit fund. New AUM was mostly offset by calls and redemptions of CLOs and declines in Fee Earning AUM for certain CLOs which have reached the end of their contractual reinvestment periods, after which capital is returned to investors as the loan assets underlying the CLOs repay principal.

The following table summarizes Fee Earning AUM for the Company's significant loan-based products (1):

	December 31, 2013		September 30, 2013		December 31, 2012
(in thousands, except # of Products)	# of Products	Fee Earning AUM(2)	# of Products	Fee Earning AUM(2)	# of Products	Fee Earning AUM(2)
Post 2011 CLOs	8	$4,127,951	7	$3,622,438	3	$1,579,558
Legacy CLOs (3)	20	6,811,382	24	7,626,653	29	9,599,220
Total CLOs	28	10,939,333	31	11,249,091	32	11,178,778
Other loan-based products (4)	6	1,106,526	4	1,031,464	3	666,120
AUM from loan-based products	34	$12,045,859	35	$12,280,555	35	$11,844,898

Explanatory Notes:

(1)
Table excludes Fee Earning AUM attributable to non-core products of $0.8 billion, $1.1 billion and $2.5 billion as of December 31, 2013, September 30, 2013 and December 31, 2012, respectively. Fee Earning AUM attributable to non-core products are expected to continue to decline as these funds run-off per their contractual terms.

(2)
Fee Earning AUM generally reflects the aggregate principal or notional balance of the collateral and, in some cases, the cash balance held by the CLO as of the date of the last trustee report received for each CLO prior to the respective AUM date.

(3)	Legacy CLOs represent all managed CLOs issued prior to 2011, including CLOs acquired since 2011 but issued prior to 2011.

(4)	Other loan-based products investment advisory fee structures vary by fund and may not be similar to a CLO.

Explanatory Note:

(1)	Increase in AUM on the Legacy CLOs is the result of the acquisition of the rights to manage four "Navigator" CLOs during September 2012.

Total loan-based Fee Earning AUM activity for the three months and year ended December 31, 2013 are as follows ($ in thousands):

Activity during 4Q'13	Amount	Activity during YTD '13	Amount
September 30, 2013	$12,280,555	December 31, 2012	$11,844,898
CLO New Issuances	501,689	CLO New Issuances	2,530,869
CLO Principal Paydown	(411,828)	CLO Principal Paydown	(2,013,497)
CLO Calls, Redemptions and Sales	(385,911)	CLO Calls, Redemptions and Sales	(681,167)
Fund Subscriptions	105,950	Fund Subscriptions	494,161
Fund Redemptions	—	Fund Redemptions	(10,354)
Other (1)	(44,596)	Other (1)	(119,051)
December 31, 2013	$12,045,859	December 31, 2013	$12,045,859
Explanatory Note:

(1)	Other includes changes in collateral balances of CLOs between periods and market value changes in certain other loan-based products.

Liquidity and Capital Resources
As of December 31, 2013, total cash and cash equivalents decreased by $22.2 million to $25.5 million from $47.7 million as of December 31, 2012. For the year ended December 31, 2013, cash flows from operations provided net cash proceeds of $31.7 million. We invested $25.0 million to seed two credit funds and $9.6 million was the increase in net investment activity in CIFC managed CLO equity, warehouses and funds during the year. In addition, $19.2 million was used to pay down contingent liabilities (related to fee sharing arrangements) and deferred purchase payments, and $4.2 million was used to pay dividends.
Investments

Deconsolidated Non-GAAP (1)	December 31, 2013	December 31, 2012
CIFC Managed CLO Equity (Residual Interests)	$44,292	$47,454
Warehouses (2)	32,529	26,723
Other loan-based products (3)	36,310	5,058
Total	$113,131	$79,235

Explanatory Notes:

(1)
Pursuant to GAAP, investments in consolidated CLOs, warehouses and certain other loan-based products are eliminated from "Investments at fair value" on our Consolidated Balance Sheets. See Appendix for a Reconciliation from GAAP to Non-GAAP - Consolidated Balance Sheets for further details.

(2)
From time to time, the Company establishes “warehouses”, entities designed to accumulate investments in advance of sponsoring new CLOs or other funds managed by the Company.  To establish a warehouse, the Company contributes equity capital to a newly formed entity which is typically levered (three to five times) and begins accumulating investments.  When the related CLO or fund is sponsored, typically three to nine months later, the warehouse is “terminated”, with it concurrently repaying the related financing and returning to the Company its equity contribution, net of gains and losses, if any.

(3)
Investments in other loan-based products includes $30.0 million to seed three credit funds, of which $25.0 million seeded two funds in 2013. As of December 31, 2013 and 2012, $16.9 million and $5.1 million, respectively, of our investments in funds was not consolidated and included on our Consolidated Balance Sheets.

Excluding non-recourse variable interest entity ("VIE") debt, CIFC had $120.0 million of Junior Subordinated Notes which mature in 2035 and have a weighted average interest rate of LIBOR + 2.77% over the term of the loans. In addition, the Company had Convertible Notes with a face value of $25.0 million that are convertible into 4.1 million shares of common stock at $6.05 per share, maturing in 2017 and bearing a 10% coupon payable quarterly (with an effective interest rate of 18.14%).
Recent Developments

On December 18, 2013, DFR Holdings purchased 9,090,909 shares of the Company's outstanding common stock from CIFC Parent (a significant stockholder in the Company prior to this transaction) as well as 1,000,000 shares of the Company's outstanding common stock and 2,000,000 warrants from GE Capital, which represented their entire shareholding in the Company. Following the transactions, DFR Holdings, on a fully-diluted basis, owns approximately 73% of the Company’s outstanding shares. In addition, three directors designated by CIFC Parent resigned and were subsequently replaced by three designees of DFR Holdings.

On February 25, 2014, the Company announced the appointment of  Mr. Stephen Vaccaro, the Company's Chief Investment Officer, and Mr. Oliver Wriedt, the Company's Head of Capital Markets & Distribution, as Co-Presidents of the Company. Concurrent with the appointments, Peter Gleysteen, formerly the Company's Chief Executive Officer, President and member of its three-person management committee, resigned from such responsibilities but will continue to serve as the Vice Chairman of the Company's Board of Directors and remain actively involved in managing certain legacy CIFC funds.

Non-GAAP Financial Measures

The Company discloses financial measures that are calculated and presented on a basis of methodology other than in accordance with generally accepted accounting principles of the United States of America (“Non-GAAP”) as follows:

ENI is a non-GAAP financial measure of profitability which management uses in addition to GAAP Net income attributable to CIFC Corp. to measure the performance of its core business (excluding non-core products). The Company believes ENI reflects the nature and substance of the business, the economic results driven by investment advisory fee revenues from the management of client funds and earnings on the Company's investments. ENI presents investment advisory fee revenues net of (i) any fee-sharing arrangements primarily resulting from mergers or acquisitions and (ii) revenues attributable to non-core investment products. In addition, ENI represents net income (loss) attributable to CIFC Corp. before taxes, gains (losses) on disposition(s) attributable to non-core assets, a portion of non-cash compensation related to profits interests granted by CIFC Parent in June 2011, amortization and impairments of intangible assets, gains/(losses) on derivatives and contingent liabilities and certain non-recurring operating expenses and strategic transaction expenses (such as those associated with mergers and acquisitions).

EBIT and EBITDA are also non-GAAP financial measures that management considers, in addition to net income (loss) attributable to CIFC Corp., to evaluate the Company's core performance. EBIT represents ENI before corporate interest expense and EBITDA represents EBIT before depreciation of fixed assets, a non-cash item.

ENI, EBIT and EBITDA may not be comparable to similar measures presented by other companies, as they are non-GAAP financial measures that are not based on a comprehensive set of accounting rules or principles and therefore may be defined differently by other companies. In addition, ENI, EBIT and EBITDA should be considered an addition to, not as a substitute for, or superior to, financial measures determined in accordance with GAAP.

A detailed calculation of ENI, EBIT and EBITDA and a reconciliation to the most comparable GAAP financial measure is included in the Appendix.

[Financial Tables to Follow in Appendix]

About CIFC

CIFC is a fundamentals-based, relative value credit manager. Headquartered in New York, CIFC is an SEC registered investment adviser and a publicly traded company (NASDAQ: CIFC). We currently serve over 200 institutional investors globally. For more information, please visit CIFC’s website at www.cifc.com.

Forward-Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 which reflect CIFC's current views with respect to, among other things, CIFC's operations and financial performance. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. CIFC believes these factors include but are not limited to those described under the section entitled “Risk Factors” in its Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as such factors may be updated from time to time in its periodic filings with the Securities and Exchange Commission, which are accessible on the SEC's website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in the filings. CIFC undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

Appendix - Table of Contents

•	Summary reconciliation of GAAP net income (loss) attributable to CIFC Corp. to Non-GAAP measures (ENI, EBIT and EBITDA) for the Three Months and Years Ended December 31, 2013 and 2012 (unaudited)
•	Reconciliation of GAAP to Non-GAAP measures (GAAP basis Statements of Operations are adjusted to exclude the consolidation of VIEs) for the Three Months Ended December 31, 2013 and 2012 (unaudited)
•	Reconciliation of GAAP to Non-GAAP measures (GAAP basis Statements of Operations are adjusted to exclude the consolidation of VIEs) for the Years Ended December 31, 2013 and 2012 (unaudited)
•	Reconciliation of GAAP to Non-GAAP measures (GAAP basis Balance Sheets are adjusted to exclude the consolidation of VIEs) as of December 31, 2013 and 2012 (unaudited)
•	Reconciliation from GAAP to Non-GAAP measures - Other (unaudited)

Appendix

Summary Reconciliation of GAAP Net income (loss) attributable to CIFC Corp. to Non-GAAP Measures (unaudited)

(In thousands) (unaudited)	4Q'13	4Q'12	YTD '13	YTD '12
GAAP Net income (loss) attributable to CIFC Corp. (1)	$4,891	$(2,484)	$23,371	$(8,699)
Advisory fee sharing arrangements (2)	(2,356)	(3,058)	(15,744)	(10,193)
Advisory fees attributable to non-core funds (3)	(199)	(649)	(3,139)	(3,168)
Compensation costs (4)	1,593	2,135	3,767	2,135
Insurance settlement received	—	—	—	(657)
Amortization and impairment of intangibles	6,192	4,441	17,913	19,213
Restructuring charges	—	1,954	—	5,877
Net (gain)/loss on contingent liabilities, derivatives and other (5)	(46)	2,004	(1,644)	12,041
Strategic transactions expenses (6)	—	—	—	657
Gain on sales of contracts (7)	—	—	(1,386)	(5,772)
Income tax expense (benefit) (1)	2,970	8,009	18,782	10,750
Total reconciling and non-recurring items (1)	8,154	14,836	18,549	30,883
ENI	$13,045	$12,352	$41,920	$22,184
Add: Corporate interest expense	1,471	1,490	5,865	5,912
EBIT	$14,516	$13,842	$47,785	$28,096
Add: Depreciation of fixed assets	204	165	734	489
EBITDA	$14,720	$14,007	$48,519	$28,585

Explanatory Notes:

(1)	Amounts in the prior year have been restated to reflect immaterial adjustments identified in the current year.

(2)
The Company shares advisory fees on certain of the CLOs it manages (for example, advisory fees on certain acquired funds are shared with the party that sold the funds to CIFC). Investment advisory fees are presented on a gross basis for GAAP and on a net basis for Non-GAAP ENI.

(3)	Current year ENI calculation includes the reduction attributable to non-core advisory fees. Prior year ENI calculation has been adjusted to conform with the current year's calculation.

(4)
Compensation has been adjusted for non-cash compensation related to profits interests granted to CIFC employees by CIFC Parent in 2011 and in 2013 sharing of incentive fees with certain former employees established in connection with the Company's acquisition of certain CLOs from Columbus Nova Credit Investments Management, LLC ("CNCIM").

(5)	Adjustment primarily includes the elimination of gains (losses) on contingent liabilities during the respective periods.

(6)	These expenses relate to a transaction to enter into a strategic relationship with an affiliate of General Electric Capital Corporation.

(7)	In January 2012, the Company completed the sale of its right to manage Gillespie CLO PLC. The Company recognized additional gains from contingent payments collected during 2013.

Reconciliation from GAAP to Non-GAAP Measures - Consolidated Statements of Operations (unaudited) (1)

	4Q'13			4Q'12
(In thousands) (unaudited)	Consolidated GAAP	Consolidation Adjustments	Deconsolidated Non-GAAP	Consolidated GAAP	Consolidation Adjustments	Deconsolidated Non-GAAP
Revenues
Investment advisory fees	$1,754	$19,729	$21,483	$2,648	$14,870	$17,518
Net investment income	77	7,554	7,631	2	8,821	8,823
Total net revenues	1,831	27,283	29,114	2,650	23,691	26,341
Expenses
Compensation and benefits	9,112	—	9,112	6,466	—	6,466
Professional services	1,903	—	1,903	2,601	—	2,601
General and administrative expenses	2,417	—	2,417	1,695	—	1,695
Depreciation and amortization	3,290	—	3,290	4,606	—	4,606
Impairment of intangible assets	3,106	—	3,106	—	—	—
Restructuring charges	—	—	—	1,954	—	1,954
Total expenses	19,828	—	19,828	17,322	—	17,322
Other Income (Expense) and Gain (Loss)
Net gain (loss) on investments at fair value	935	(935)	—	1,873	(1,873)	—
Net gain (loss) on contingent liabilities at fair value	46	—	46	(2,052)	—	(2,052)
Corporate interest expense	(1,471)	—	(1,471)	(1,490)	—	(1,490)
Net gain on the sale of management contracts	—	—	—	—	—	—
Strategic transactions expenses	—	—	—	—	—	—
Other, net	—	—	—	48	—	48
Net other income (expense) and gain (loss)	(490)	(935)	(1,425)	(1,621)	(1,873)	(3,494)
Operating income (loss)	(18,487)	26,348	7,861	(16,293)	21,818	5,525
Net results of Consolidated Entities	46,944	(46,944)	—	(71,045)	71,045	—
Income (loss) before income taxes	28,457	(20,596)	7,861	(87,338)	92,863	5,525
Income tax (expense) benefit (2)	(2,970)	—	(2,970)	(8,009)	—	(8,009)
Net income (loss) (2)	25,487	(20,596)	4,891	(95,347)	92,863	(2,484)
Net (income) loss attributable to noncontrolling interest in Consolidated Entities	(20,596)	20,596	—	92,863	(92,863)	—
Net income (loss) attributable to CIFC Corp. (2)	$4,891	$—	$4,891	$(2,484)	$—	$(2,484)

Explanatory Notes:

(1)
The Consolidated Statements of Operations have been adjusted to present on a deconsolidated non-GAAP basis, which eliminates the impact of Consolidated Funds (including VIEs). Management uses these statements in addition to GAAP to measure the performance of its core business.

(2)	Amounts in the prior year have been restated to reflect immaterial adjustments identified in the current year.

Reconciliation from GAAP to Non-GAAP Measures - Consolidated Statements of Operations (continued) (1)

	YTD '13			YTD '12
(In thousands) (unaudited)	Consolidated GAAP	Consolidation Adjustments	Deconsolidated Non-GAAP	Consolidated GAAP	Consolidation Adjustments	Deconsolidated Non-GAAP
Revenues
Investment advisory fees	$8,400	$82,317	$90,717	$10,696	$51,657	$62,353
Net investment income	333	15,910	16,243	226	13,151	13,377
Total net revenues	8,733	98,227	106,960	10,922	64,808	75,730
Expenses
Compensation and benefits	30,339	—	30,339	22,945	—	22,945
Professional services	5,277	—	5,277	6,221	—	6,221
General and administrative expenses	7,707	—	7,707	6,096	—	6,096
Depreciation and amortization	15,541	—	15,541	17,931	—	17,931
Impairment of intangible assets	3,106	—	3,106	1,771	—	1,771
Restructuring charges	—	—	—	5,877	—	5,877
Total expenses	61,970	—	61,970	60,841	—	60,841
Other Income (Expense) and Gain (Loss)
Net gain (loss) on investments at fair value	1,822	(1,822)	—	2,307	(2,476)	(169)
Net gain (loss) on contingent liabilities at fair value	1,644	—	1,644	(11,452)	—	(11,452)
Corporate interest expense	(5,865)	—	(5,865)	(5,912)	—	(5,912)
Net gain on the sale of management contracts	1,386	—	1,386	5,772	—	5,772
Strategic transactions expenses	—	—	—	(657)	—	(657)
Other, net	(2)	—	(2)	(420)	—	(420)
Net other income (expense) and gain (loss)	(1,015)	(1,822)	(2,837)	(10,362)	(2,476)	(12,838)
Operating income (loss)	(54,252)	96,405	42,153	(60,281)	62,332	2,051
Net results of Consolidated Entities	169,869	(169,869)	—	(168,380)	168,380	—
Income (loss) before income taxes	115,617	(73,464)	42,153	(228,661)	230,712	2,051
Income tax (expense) benefit (2)	(18,782)	—	(18,782)	(10,750)	—	(10,750)
Net income (loss) (2)	96,835	(73,464)	23,371	(239,411)	230,712	(8,699)
Net (income) loss attributable to noncontrolling interest in Consolidated Entities	(73,464)	73,464	—	230,712	(230,712)	—
Net income (loss) attributable to CIFC Corp. (2)	$23,371	$—	$23,371	$(8,699)	$—	$(8,699)

Explanatory Notes:

(1)
The Consolidated Statements of Operations have been adjusted to present on a deconsolidated non-GAAP basis, which eliminates the impact of Consolidated Funds (including VIEs). Management uses these statements in addition to GAAP to measure the performance of its core business.

(2)	Amounts in the prior year have been restated to reflect immaterial adjustments identified in the current year.

Reconciliation from GAAP to Non-GAAP - Consolidated Balance Sheets (unaudited) (1)

	December 31, 2013			December 31, 2012
(In thousands) (unaudited)	GAAP	Consolidation Adjustments	Deconsolidated Non-GAAP	GAAP	Consolidation Adjustments	Deconsolidated Non-GAAP
Assets
Cash and cash equivalents	$25,497	$(4,132)	$21,365	$47,692	$—	$47,692
Restricted cash and cash equivalents	1,700	—	1,700	1,612	—	1,612
Due from brokers	18,813	(4,985)	13,828	1,150	—	1,150
Investments at fair value	16,883	96,248	113,131	5,058	74,176	79,234
Receivables	2,120	3,814	5,934	2,432	2,675	5,107
Prepaid and other assets	5,104	(222)	4,882	5,392	—	5,392
Deferred tax asset, net (2)	57,675	—	57,675	53,914	—	53,914
Equipment and improvements, net	4,261	—	4,261	3,979	—	3,979
Intangible assets, net	25,223	—	25,223	43,136	—	43,136
Goodwill	76,000	—	76,000	76,000	—	76,000
Subtotal (2)	233,276	90,723	323,999	240,365	76,851	317,216
Total assets of Consolidated Entities	11,366,912	(11,366,912)	—	10,267,915	(10,267,915)	—
Total Assets (2)	$11,600,188	$(11,276,189)	$323,999	$10,508,280	$(10,191,064)	$317,216
Liabilities
Due to brokers	$5,499	$(4,991)	$508	$—	$—	$—
Accrued and other liabilities	15,197	(270)	14,927	15,734	—	15,734
Deferred purchase payments	1,179	—	1,179	4,778	—	4,778
Contingent liabilities at fair value	16,961	—	16,961	33,783	—	33,783
Long-term debt	139,164	—	139,164	138,233	—	138,233
Subtotal	178,000	(5,261)	172,739	192,528	—	192,528
Total non-recourse liabilities of Consolidated Entities	11,114,435	(11,114,435)	—	10,113,035	(10,113,035)	—
Total Liabilities	11,292,435	(11,119,696)	172,739	10,305,563	(10,113,035)	192,528
Equity
Common stock	21	—	21	21	—	21
Treasury stock	(914)	—	(914)	(664)	—	(664)
Additional paid-in capital	963,011	—	963,011	955,407	—	955,407
Accumulated other comprehensive income (loss)	—	—	—	(3)	—	(3)
Retained earnings (deficit) (2)	(810,858)	—	(810,858)	(830,073)	—	(830,073)
Total CIFC Corp. Stockholder's Equity (2)	151,260	—	151,260	124,688	—	124,688
Non-controlling interest in Consolidated Funds	5,107	(5,107)	—	—	—	—
Appropriated retained earnings (deficit) of Consolidated Entities	151,386	(151,386)	—	78,029	(78,029)	—
Total Equity (2)	307,753	(156,493)	151,260	202,717	(78,029)	124,688
Total Liabilities and Stockholders' Equity (2)	$11,600,188	$(11,276,189)	$323,999	$10,508,280	$(10,191,064)	$317,216

Explanatory Notes:

(1)
The Consolidated Balance Sheets have been adjusted to present a deconsolidated non-GAAP statements, which eliminates the impact of Consolidated Funds (including VIEs). Management uses these statements in addition to GAAP to measure the performance of its core business.

(2)	Amounts in the prior year have been restated to reflect immaterial adjustments identified in the current year.

Reconciliation of GAAP to Non-GAAP Measures - Other (unaudited)

The table below is a reconciliation of GAAP to Non-GAAP weighted average diluted shares outstanding (1):

(In thousands) (unaudited)	4Q'13	4Q'12	YTD '13	YTD '12
Basic GAAP Weighted-average Shares	20,795	20,816	20,801	20,356
Add: Convertible Notes (2)	4,132	—	4,132	—
Add: Stock Options	527	—	303	—
Add: Warrants and unvested RSUs	492	—	501	—
Diluted GAAP Weighted-average Shares	25,947	20,816	25,737	20,356

Add: ENI - Convertible Notes (2)	—	4,132	—	4,132
Diluted ENI Weighted-average Shares	25,947	24,948	25,737	24,488

Explanatory Notes:

(1)
GAAP weighted average shares outstanding was used as ENI weighted average shares outstanding for the current year. For the three months and year ended December 31, 2012, ENI weighted average shares outstanding included an adjustment for the dilution of convertible notes as they were anti-dilutive under GAAP.

(2)	For the three months and year ended December 31, 2012, convertible notes were not included in diluted GAAP weighted-average shares outstanding, as the notes were anti-dilutive during the periods.